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                                                                   Exhibit 10.23

                              EMPLOYMENT AGREEMENT


         This Employment Agreement is executed this 24th day of March, 1997, by and between EARLE A. MACKENZIE (the "Executive"), and DTS MANAGEMENT, LLC, a Georgia limited liability company (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, the Company is engaged in the business of providing management services to a group of affiliated entities substantially all of the equity interests of which are currently owned directly or indirectly by Digital Television Services, LLC, a Delaware limited liability company ("DTS") (DTS, the Company and all entities controlled by DTS or the Company whether currently existing or formed in the future are referred to collectively as the "Group");

                  WHEREAS, the Group is engaged in the business of providing services delivered over direct broadcast satellite frequencies; and

                  WHEREAS, the Executive desires to provide services to the Company and the Company desires to obtain the services of the Executive in connection with the business of the Group;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, the parties hereby agree as follows:

                  1. Term. The initial term of this Agreement (the "Term") shall commence effective as of the date hereof and shall end on March 23, 1998, unless sooner terminated pursuant to the terms of this Agreement. This Agreement and the Term shall be automatically renewed for successive 12 month renewal term(s), provided that any renewal term may be terminated pursuant to the terms hereof.

                  2. Employment. During the Term, the Executive shall serve the Company as its Chief Operating Officer or in such other comparable office or offices of the Company or any other member of the Group as the Chief Executive Officer of the Company (the "CEO") may designate from time to time, and shall, except as otherwise specified by the CEO, be responsible, under the general supervision of the CEO, for the overall management of the day-to-day operations of the Company and the Group, including, but not limited to, the Company's sales and marketing efforts, field operations and customer relations. The Executive shall initially serve in such capacity on a part-time basis for a short period (the duration of which shall be agreed upon with the Company's Chief Executive Officer, but shall not exceed 6 weeks) and thereafter shall serve on a full-time basis, and shall use his best effort to promote the business and interests of the Company and the Group, to diligently, faithfully and to the best of his abilities perform all tasks and duties reasonably assigned to him by the CEO, to comply with the rules, regulations, policies and procedures of the Company, and to act and comport himself at all times in the best


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interests of the Company and the Group. The Company contemplates that the
Executive's principal place of business will be in Roswell, Georgia.

                  3. Salary. During the short period at the start of the Term when the Executive will be serving on a part-time basis, the Executive shall be paid a prorated salary based upon days worked and the salary rate set forth in the next sentence. Upon the expiration of such initial period and beginning with the time upon which the Executive begins to serve on a full-time basis, the Executive shall be paid a salary at the rate of $6,731 bi-weekly. The CEO and the Board of Managers of the Company (the "Board") shall review the Executive for a salary increase on each anniversary of the effective date of this Agreement, provided that any such increases in salary shall be in the discretion of the CEO and the Board.

                  4. Bonuses. The Company and the Executive anticipate that if the financial and operating objectives of the Company are met as of the end of each calendar year during the Term and the Executive is employed by the Company or the Group on such date, the Company or the Group will pay to the Executive a bonus of $50,000 at the time and on the terms determined by the Company (such amount shall be prorated for calendar year 1997 based upon time worked during the initial period during which the Executive worked on a part-time basis and the portion of the Term occurring during 1997). If the Company materially exceeds its financial and operating objectives as of the end of any calendar year during the Term and the Executive is employed by the Company or the Group on such date, the Board, in its sole discretion, will evaluate whether the target bonus identified in the previous sentence should be increased.

                  5. Expenses. The Executive shall be reimbursed for any reasonable out-of-pocket expenses which the Executive may incur in connection with his services to the Company or the Group, consistent with the Company or the Group's policies and procedures for reimbursement of expenses.

                  6. Benefits. During the Term, the Company shall make available to the Executive life insurance, health and dental insurance, disability insurance, vacation, participation in 401(k) plans, and other benefits to the extent and upon the terms that are offered generally to employees of the Company or the Group.

                  7. Termination. Anything herein to the contrary notwithstanding, the Company may (a) terminate the employment of the Executive under this Agreement at any time without notice for Cause (as defined below) (except that the employment of Executive shall not be terminated under clause
(i) in the definition of Cause unless the Executive is given written notice that the conduct in question constitutes grounds for termination and the Executive is allowed at least 30 days to remedy the breach) and (b) terminate the employment of the Executive under this Agreement at any time without Cause provided that the Company shall provide written notice to the Executive at least fifteen (15) days prior to the date of any such intended termination without Cause. Upon termination of employment under this Section 7, the Company and the Group shall be relieved of all further obligations under this Agreement except to the extent set forth in Section 8 below. For the purposes of this Agreement, "Cause" shall be defined to mean any circumstance


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where the Board determines that the Executive (i) has materially and substantially breached his obligations under this Agreement, (ii) has been convicted of a felony constituting a crime of moral turpitude (whether or not in conjunction with the performance by the Executive of his duties under this Agreement), or (iii) has through willful misconduct or gross negligence engaged in an act or course of conduct that causes material injury to the Company or any member of the Group.

                  8. Severance. If and only if the Company terminates the employment of the Executive hereunder without Cause, the Executive shall continue to receive his then current base salary for a total period of six (6) months after the date of termination at the bi-weekly rate at which the Executive is paid his base salary as of such date, which amount shall be paid bi-weekly at the same time as the Company would have otherwise made payments to the Executive hereunder.

                  9. Representation and Warranty. The Executive represents and warrants to the Company that the execution and delivery by the Executive of this Agreement and his performance of his obligations hereunder will not violate, contravene or conflict with any employment agreement, consulting agreement, confidentiality agreement, noncompetition agreement or other agreement or contract to which he is a party or by which he may be bound.

                  10. Acknowledgements.

                  (a) The Group is in the business of marketing, selling and distributing television services delivered over direct broadcast satellite frequencies. As used in this Agreement, the term "Competing Business" shall mean a person or entity engaged in any business which is the same or essentially the same as the business of the Group and that conducts or transacts its business in any county, city, or zip code in which the Group conducts or transacts its business.

                  (b) The Group has expended, and expects to continue to expend, substantial resources to develop business methods for marketing, distributing, and selling services delivered over direct broadcast satellite frequencies. Additionally, Executive has and shall receive experience and information pertaining to the Group's business, sales and marketing methods and methods of operation.

                  (c) Executive acknowledges the necessity of the restrictive covenants set forth in this Agreement to protect the Group's legitimate interests in the proprietary and confidential information of the Group and to protect the customer relations and the goodwill with customers and suppliers that the Group has established at substantial investment. Executive also acknowledges and agrees that any violation of the restrictive covenants set forth in this Agreement would bestow an unfair competitive advantage upon any competing business to whom Executive might agree to render services or disclose confidential information.

                  (d) Executive acknowledges that the Group's business is highly specialized and during his employment with the Group, Executive has had and/or will have access to the various proprietary information of the Group, including, but not limited to, technical and nontechnical


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data; methods; techniques; processes; finances; actual or potential customer and supplier information and lists; marketing strategies; margins, prices, operations; existing and future services; and other financial, sales, marketing, and operations information, whether written or otherwise ("Proprietary Information"). Documents and information regarding these factors are highly confidential and subject to efforts that are reasonable under the circumstances to maintain their confidentiality. Furthermore, this Proprietary Information is not generally known in the industry. The Executive acknowledges that such Proprietary Information and trade secrets are owned and shall continue to be owned solely by the Group.

                  (e) Executive's duties in the course of his employment with the Group will include high level managerial functions relating to the various aspects of the Group's business including the development and implementation of business strategies and plans involving the areas of marketing, sales, pricing, customer service and relations, business development and diversification.

                  (f) Executive's duties in the course of his employment with the Group will include functions and duties which substantially affect the Group's business in the cities, counties and zip codes which are included within the National Rural Telecommunications Cooperative's systems within which the Company or any member of the Group (as now or may in the future be constituted) is or may be licensed to operate (the "Geographical Areas").

                  11. Agreement Not to Compete. Executive agrees that during his employment by the Company and for a two (2) year period following the termination of Executive's employment with the Company and any member of the Group, whether such termination is voluntary or involuntary, with or without Cause, Executive will not, without the prior written consent of the Company:

                  (a) Accept employment or affiliate with any Competing Business performing duties the same as or substantially similar to the duties he provided for the Company or any member of the Group as set forth in Sections 2 and 10(e) ("Duties") within any counties and/or zip codes in which, as of the date of this Agreement, the Company and the Group (as it is constituted as of the date hereof) actively conduct business; or

                  (b) Accept any position or affiliation with a Competing Business, in which Executive would, in the regular and ordinary course of business, of necessity be called upon, required, or expected to reveal, base judgments on, or otherwise use Proprietary Information or Trade Secrets (as hereinafter defined) that Executive received, obtained, or acquired during, or as a consequence of, his employment with the Company. It is the intent of the parties hereto that Executive shall be prohibited from using the training, business goodwill, and Proprietary Information, including Trade Secrets, gained by the Executive from the Company, to directly injure the Company in its ability to carry on its business and compete within the time limit set forth in this Section. Notwithstanding the above, this Section 11(b) shall only apply to Competing Businesses which conduct business in the cities, counties, and zip codes which Executive's duties substantially affected or as to which Executive had access to confidential or Proprietary Information.


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                  12. Non-solicitation of Customers. The Executive agrees that
(except for services rendered for the Company's benefit) during his employment with the Company and for a period of two (2) years immediately following the termination of such employment relationship, whether such termination is voluntary or involuntary or with or without Cause, the Executive shall not himself or through others solicit, contact, or call upon any customer or customer prospect of the Company or the Group, or any representative of any customer or prospect of the Company or the Group, with a view toward sale or providing of any service or product competitive with any service or product sold, provided or under development by the Company or the Group during the Executive's employment with the Company. Provided, however, the restrictions set forth in this Section shall apply only to customers or prospects of the Company or the Group, or representatives of the customers or prospects of the Company or the Group, with which the Executive had contact during the Executive's employment and engagement with the Company.

                  13. Non-disclosure of Proprietary and Confidential Information. The Executive covenants and agrees that, for so long as the Executive remains an employee of the Group and for a two (2) year period following the Executive's termination, whether such termination is voluntary or involuntary or with or without Cause, all Proprietary Information will be kept in strict confidence and trust by the Executive. The Executive agrees that during such time he will not, directly or indirectly, without the written consent of the Company, divulge, use, appropriate, or disclose (except in performing his obligations with the Group during his employment with the Group) any Proprietary Information of the Group on his own behalf or on behalf of any person, firm, partnership, association, corporation, business organization, entity or enterprise.

                  14. Non-disclosure of Trade Secrets. The Executive agrees that until Proprietary Information which constitutes a "Trade Secret" (as hereinafter defined) becomes a part of the public domain by independent discovery or development through no fault of the Executive, he will not, directly or indirectly, use, appropriate, or disclose any trade secret (except in performing his obligations to the Group during his employment with the Group) to benefit a competitor, customer, individual, corporation, or other entity, without the express, written permission of the Company. As used herein, the term "Trade Secret" means information, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods and techniques of doing business, drawings, designs, processes, financial data, financial plans, product or service plans, and lists of actual or potential customers or suppliers which: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from their disclosure or use; and (ii) are the subjects of efforts that are reasonable under the circumstances to maintain their secrecy.

                  15. Ownership of Intellectual Property. Any inventions, patents, licenses, copyrights, computer software, computer programs, or other intellectual property developed by the Executive as part of his performance of services on behalf of the Company shall be the property of the Company, as the case may be.



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                  16. Non-solicitation of Employees. The Executive agrees that
(except for the Group's benefit) during his employment with the Company or any member of the Group and for a period of two (2) years immediately following the termination of such employment relationship, whether such termination is voluntary or involuntary or with or without Cause, the Executive shall not, directly or indirectly, except with the written consent of the Company, solicit, attempt to solicit, encourage, divert, or attempt to cause any employee or prospective employees of the Group to terminate and/or leave the employment of the Group for the Executive's own behalf or on behalf of any person, firm, partnership, association, corporation, business organization, entity, or enterprise.

                  17. Company Property. The Executive agrees that under no circumstances shall the Executive, upon or after termination of his employment whether such termination is voluntary or involuntary, with or without Cause, remove from the Group's offices or premises any of the Group's books, business records, documents, customer lists, employee lists, pricing information, trade secrets, or other confidential information or copies of such information without the express, written permission of the Group. The Executive agrees that he will not use, cause to be used, or appropriate Group property to benefit a competitor, customer individual (including himself), corporation, or other entity (except in performing his obligations to the Group during his employment with the Group), without the express, written permission of the Company.

                  18. Construction of Covenants. Each provision, Section, and subsection of this Agreement is declared to be severable from every other provision, Section, and subsection and constitutes a separate and distinct covenant.

                  19. Survival of Certain Terms. This Agreement governs the terms and conditions of employment. This Agreement shall terminate at termination of employment, except that Sections 8 and 10-17 pertaining to post-employment obligations shall remain in full force to the extent that such Sections so provide.

                  20. Violations and Remedies. The Executive acknowledges that a breach of any restrictive covenant, will irreparably and continually damage the Group, for which money damages may not be adequate. Consequently, the Executive agrees that in the event that he breaches or threatens to breach any of the covenants, the Company and the Group shall be entitled to: (1) preliminary and permanent injunctions to prevent the continuation of such harm; and (2) such money damages as may be appropriate and provable.

                  21. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

                  22. Injunctive Relief. The Company and the Executive agree that, without limitation of the rights of the Company with respect to any other breach of this Agreement, the harm to the company arising from any breach by the Executive of Sections 10-17 of this


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Agreement could not adequately be compensated for by monetary damages, and accordingly the Company or any other member of the Group shall, in addition to any other remedies available to it at law or in equity, be entitled to obtain preliminary and permanent injunctive relief against such breach.

                  23. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia, without regard to the conflict of law provisions thereof.

                  24. Notices. All communications, notices and disclosures required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon receipt when delivered by hand, one
(1) day after dispatch when sent by certified first-class mail, postage prepaid, return receipt requested, or by overnight courier maintaining records of receipt; or on the date of dispatch when sent by facsimile transmission during normal business hours with telephone confirmation of receipt. Notices shall be addressed as follows or to such other address as the parties hereto shall specify by written notice:

                  If to the Company:

                  DTS Management, LLC
                  880 Holcomb Bridge Road
                  Building C-200
                  Suite C-200
                  Roswell, GA 30076
                  Attn:  Board of Managers
                  Telephone:  770-645-4440
                  Facsimile:  770-645-9586


                  If to the Executive:

                  Earle A. Mackenzie
                  3420 Aubusson Trace
                  Alpharetta, Georgia  30202
                  Telephone: (770) 998-5906
                  Facsimile: ______________


                  25. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, relating to the subject matter hereof, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or


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termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided thereby.

                  26. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, legal representatives, successors and assigns. The obligations of the Executive under this Agreement may not be assigned. Nothing contained herein is intended to create any rights enforceable by any person not a party hereto or the permitted successor or assign thereof. If any term, provision, Section, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such term, provision, Section, clause or part under other circumstances, shall not be affected thereby and shall remain in effect to the greatest extent and scope that is valid and enforceable. This Agreement may be executed in counterparts, all of which together shall constitute a single instrument.

                            [SIGNATURES ON NEXT PAGE]


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                  IN WITNESS WHEREOF, the undersigned have set their hands as of the day and year first above written.


DTS MANAGEMENT, LLC                                 EARLE A. MACKENZIE,
                                                    the Executive


By: /s/ Douglas Holladay                            By: /s/ Earle A. MacKenzie
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